                                                                  Exhibit 16

                              [BDO letterhead]


AUGUST 30, 2004

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549



We have been furnished with a copy of the revised response to Item 4 of Form 8-K for the event that occurred on July 6, 2004, that was originally filed on July 13, 2004, by our former client, KV Pharmaceutical Company.
We agree with the statements made in response to that Item insofar as they relate to our Firm, however, we have no basis for commenting with respect to management's corrective actions noted in paragraph 3 of Form 8-K.



Very truly yours,


/s/ BDO Seidman, LLP